UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2007 (February 8, 2007)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(Registrant’s telephone number, including area code)

(408) 570-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the Audit Committee of the Board of Directors of BEA Systems, Inc. (the “Company”) has been conducting a review of the Company’s historical stock option grants. On December 4, 2006, the Company announced that the Audit Committee, with the assistance of independent legal and forensic accounting experts, reached a determination that, under applicable accounting principles, the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options, and that the differences in these measurement dates would result in material non-cash, stock-based compensation expenses. Accordingly, as stated in that announcement, the Audit Committee, after consultation with the Company’s management and Board of Directors, determined that the Company’s previously issued financial statements should no longer be relied upon, and that the Company would restate previously issued financial statements as necessary. At that time, the Company had not determined the final aggregate amount of additional stock-based compensation expenses that would need to be recorded or the amount of such expenses that would need to be recorded in any specific prior period or in any future period.

At this time, the Company expects that it will restate its financial statements from Fiscal 1998 through Q1 Fiscal 2007 and that it will record non-cash compensation expense, on a pre-tax basis, of between $340 and $390 million, with the majority of this expense relating to grants made in the Fiscal 1999 through Fiscal 2002 period. Approximately $270 million of the pre-tax expense results from correcting the accounting measurement dates for grants. The remainder of the pre-tax expense relates to employee severance arrangements that extended or altered option vesting and exercising privileges, which constitute modifications to the original option grants and results in compensation expense that should have been recorded. The Company is working with its independent auditors, Ernst & Young LLP, to complete its restatement and become current with its public filings as soon as possible.

A copy of the press release relating to this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alfred S. Chuang, the Company’s Chairman of the Board, Chief Executive Officer and President, Mark P. Dentinger, the Company’s Executive Vice President and Chief Financial Officer, and William M. Klein, the Company’s former Chief Financial Officer and current Executive Vice President of Business Planning and Corporate Development, along with several other executives, employees and members of the Board of Directors, have voluntarily agreed to have all of their outstanding stock options re-priced to the prices associated with the correct measurement dates of their grants as determined by the Audit Committee.

In addition, Mr. Chuang realized a pre-tax gain of approximately $2.4 million on his partial exercise of grants made to him in 1998 and 1999, grants that were approved at least two years prior to his becoming the Chief Executive Officer. Although the Audit Committee did not find that Mr. Chuang was involved in the mis-pricing of these grants, Mr. Chuang voluntarily has agreed to repay to BEA all after-tax gains realized as a result of these options being priced below the corrected price, as determined by the Audit Committee.

Mr. Klein also voluntarily has agreed to repay BEA all after-tax gains he realized on options resulting from mis-pricings, as determined by the Audit Committee. On a pre-tax basis, Mr. Klein had realized approximately $34,000 of such gains. Mr. Klein will no longer serve as Executive Vice President, but will remain at BEA in the position of Vice President of Business Planning and Corporate Development.

A copy of the press release relating to this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On February 14, 2007, the Company issued a press release announcing the principal conclusions of its ongoing stock option review. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated as of February 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer

Date: February 14, 2007

Exhibit Index

Exhibit No.	Description
99.1	Press release dated as of February 14, 2007.